CFNB FISCAL 2017 EPS INCREASE 30% DESPITE DECLINE IN FOURTH QUARTER

IRVINE, CALIFORNIA, July 28, 2017 -- California First National Bancorp (NASDAQ: CFNB, “Company”) net earnings for the fourth quarter ended June 30, 2017 of $2.5 million were down 34% from net earnings of $3.8 million for the fourth quarter of 2016. For fiscal year ended June 30, 2017, net earnings of $11.1 million were up 29% from $8.6 million reported for fiscal 2016. Diluted earnings per share (EPS) for fourth quarter 2017 of $0.24 per share were down 34% from $0.37 for the fourth quarter of the prior year, while EPS of $1.08 for fiscal 2017 were up 30.1% from $0.83 per share the fiscal 2016.

As previously reported, in January 2017 the Company’s Bank subsidiary was advised by its primary regulator to cease originating new leveraged or non-leveraged syndicated commercial loans, and further advised in March 2017 to take action to substantially reduce its concentration of leveraged loans. As a result, the Company has originated no loans since January 2017 and has seen a high volume of loan payoffs during the last six months of fiscal 2017, occurring both in the normal course and accelerated by the Bank’s inability to participate in extending the term of certain loans. Consequently, the commercial loan portfolio declined by 18% during the fourth quarter to $306 million at June 30, 2017, and is down 24% from $404 million at June 30, 2016. Loan income for the fourth quarter was $1.8 million below plan due to this forced pullback from the commercial loan market.

2017 fourth quarter and year end highlights include:

  Fourth quarter results include a $1.4 million or 22% decline in net interest income as well as a $1.4 million or 52% decline in non-interest income.
  Fourth quarter lease bookings of $27.7 million were up from $25.6 million for the third quarter of fiscal 2017, while fiscal 2017 lease bookings of $107.6 million were just 2.5% lower than fiscal 2016. New lease originations in the fourth quarter improved to the highest level of the year.
  $496.8 million net investment in leases and loans at June 30, 2017 is down 11.7% from March 31, 2017 and 22.5% from $641.4 million at June 30, 2016.
  The credit quality of the lease and loan portfolio continues to be strong. The sale of the repossessed asset for a gain during the fourth quarter reduced non-performing assets below .01% of total assets at June 30, 2017, down from 0.16% of total assets at March 31, 2017.
  Total assets at June 30, 2017 are down 19% to $715.6 million from $888.2 million at June 30, 2016.
  Total deposits at June 30, 2017 of $468.6 million were down 26% from December and June 2016 as steps to balance loans payoffs with deposit runoff began to meet objectives.
  By June 2017, Bank saw lower deposit costs, with the rate down 18 basis points from January 2017.
  Capital at $196.1 million on the reduced asset base is pushing the Tier 1 common equity ratio to 33.1%.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending June 30,				Twelve Months Ending June 30,
(dollars in thousands)	2017		2016		2017		2016
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$120,542	1.06%	$92,497	0.43%	$110,660	0.76%	$78,251	0.34%
Investment securities	99,950	2.32%	99,918	2.09%	96,949	2.24%	93,170	2.10%
Commercial loans	338,186	3.74%	401,361	3.79%	400,222	3.78%	331,818	3.66%
Net investment in leases	183,840	4.87%	252,302	5.74%	204,847	5.42%	269,419	4.95%
Total interest-earning assets	$742,518	3.39%	$846,078	3.80%	$812,678	3.60%	$772,658	3.59%
Interest-bearing liabilities
Deposits	$521,142	1.08%	$611,708	1.18%	$600,752	1.16%	$546,580	1.10%
Borrowings	40,000	0.87%	49,857	0.49%	40,000	0.61%	49,254	0.42%
Total interest-bearing liabilities	$561,142	1.07%	$661,565	1.13%	$640,752	1.13%	$595,834	1.04%
Net interest spread (1)		2.33%		2.68%		2.47%		2.54%
Net interest margin (2)		2.59%		2.92%		2.71%		2.78%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

  Net Interest Income

  Fourth quarter 2017 total interest income declined 21.7% to $6.3 million from $8.0 million for the fourth quarter of fiscal 2016. The decrease included a $1.4 million or 38% decrease in finance income and $635,500, or 17%, decrease in commercial loan income, offset by a $277,360 increase in investment income.

    Commercial loan income decline to $3.2 million resulted from a 16% decrease in average loan balances to $338.2 million and a 4 basis point drop in the average yield to 3.74%.
    Direct finance income decline to $2.2 million reflected a 27% decrease in the average investment in leases to $183.8 million and an 88 basis point drop in the average yield to 4.87% for the quarter, down in part compared to prior year yields boosted by accelerated finance income from early lease terminations.
    Investment interest income increased 45% as average cash balances were up 30% to $120.5 million and average yield was up 63 basis points to 1.06%, benefiting from higher Fed Funds rates.
    During the fourth quarter of fiscal 2017, interest expense on deposits and borrowings of $1.5 million declined 20% as average balances were down 15% to $561.1 million and average cost declined 6 basis points to 1.07%.
    The lower interest cost reflects a 10 basis point decrease in average cost of deposits to 1.08% and a $90.6 million decrease in average deposits, with the decline tempered by the average cost of borrowings increasing 38 basis points to an average rate of 0.87%.

  For fiscal year ended June 30, 2017, total interest income increased 5.6% to $29.2 million from $27.7 million in fiscal 2016. This increase was due to a $3.0 million increase in commercial loan income and $783,500 increase in investment income, offset by a $2.2 million decline in direct finance income.

    The 25% increase in commercial loan income resulted from a 21% increase in average loan balances to $400.2 million from $331.8 million during fiscal 2016, while the average yield earned increased by 12 basis points to 3.78%.
    Direct finance income declined 17% to $11.1 million, reflecting a 24% decrease in average investment in leases to $204.8 million that offset a 47 basis point increase in average lease yield to 5.42%. Fiscal 2017 yield benefitted from recognition of $1.4 million of finance income related to a transaction in process that was unwound in bankruptcy and from accelerated finance income from other early lease terminations.  Without that benefit, the average lease yield in fiscal 2017 would have been flat.
    Investment interest income increase of 35% to $3.0 million reflected a 41% increase in average cash balances to $110.7 million and 42 basis point improvement in average yield to .76%. In addition, yields on investments increased 13 basis points on a 4% increase in average balances.
    Interest expense paid on deposits and borrowings in fiscal 2017 increased 16% to $7.2 million, reflecting a 7.5% increase in average balances to $640.8 million and 9 basis point increase in average cost to 1.13%.
    The rise in interest cost for fiscal 2017 includes a 6 basis point increase in average cost of deposits to 1.16% and a $54 million increase in average deposits, while average borrowings declined by $9 million, but at an average rate of .61% compared to 0.42% in fiscal 2016.
    The decline in net interest spread and margin in fiscal 2017 reflects the impact of lower yielding commercial loans representing 49% of average interest earning assets, compared to 43% in fiscal 2016, as well as higher rates paid on deposits during the first nine months of fiscal 2017.

  During the 2017 fourth quarter, the Company released reserves of $650,000 from the allowance for credit losses, compared to a provision of $200,000 made in the 2016 fourth quarter. The release of reserves recognizes the 32% decline in the commercial loan portfolio between December 31, 2016 and June 30, 2017 and a $200,000 recovery recognized in the quarter. For the year ended June 30, 2017, the Company’s provision for credit losses of $250,000 compared to a provision of $1,475,000 in fiscal 2016 when the Company was generating substantial loan growth. At June 30, 2017, the allowance for credit losses of $7.1 million, 1.4% of total leases and loans, compared to $6.9 million or 1.1% at June 30, 2016, and includes an allowance for loan losses of $5.2 million or 1.67% of the commercial loan portfolio.

  As a result of all of the above factors, net interest income after provision for credit losses for the fourth quarter ended June 30, 2017 was down 9% to $5.5 million from $6.0 million for the 2016 fourth quarter, but fiscal 2017 net interest income after provision for credit losses still increased by 9% to $21.8 million from $20.0 million in fiscal 2016.

  Non-interest income

  For the fourth quarter ended June 30, 2017, non-interest income of $1.34 million declined 52% from $2.78 million for the 2016 fourth quarter. The decrease was due to a $1.6 million decrease in income from the sale or re-lease of property at end of term. The decrease in end of term income was offset in part by net gains realized on the sale of leases and loans.

      For the year ended June 30, 2017, non-interest income of $7.4 million was up 52% from $4.9 million in fiscal 2016. The $2.5 million increase includes a $1.5 million increase in the gain on sale of leases and loans and an $889,300 increase in income recognized on leases reaching the end of term.

      Non-interest Expenses

      CalFirst Bancorp’s non-interest expenses of $2.6 million for the 2017 fourth quarter declined 3% from $2.7 million in the 2016 fourth quarter, while fiscal 2017 non-interest expenses of $10.5 million were also down 3% from $10.8 million reported for fiscal 2016. The decrease in expenses for both periods in fiscal 2017 was due primarily to the expense recovery recognized on the successful sale of a repossessed asset.

      Lease and Loan Business

      Fourth quarter 2017 lease bookings of $27.7 million jumped from a low level of $8.1 million the prior year. There were no loan bookings during the 2017 fourth quarter compared to $47.3 million in the 2016 fourth quarter.

      Full fiscal year 2017 commercial loans booked of $123.5 million were down 48% from $238.1 million booked in fiscal 2016, while lease bookings of $107.6 million were within 3% of $110.4 million booked in fiscal 2016. Combined loan and lease bookings of $231.2 million in fiscal 2017 were 34% below $348.5 million booked in fiscal 2016.

      2017 fourth quarter lease and loan originations were down 52% from the fourth quarter of fiscal 2016, with 2017 full year originations down 39%. The decline was due largely to the restrictions on loan originations since January 2017, but the Company also saw a 33% decline in 2017 lease originations. The estimated backlog of approved lease commitments of $57 million at June 30, 2017 is 24% lower than at June 30, 2016. Transactions in process declined 45% from June 30, 2016 to $17.1 million.

      Investment Securities

      Investment securities balance of $99.8 million at June 30, 2017 is unchanged from June 30, 2016, but includes a change in mix as the Company invested $8 million in equity securities of established corporations that historically provide consistent and attractive returns through dividends.

      Commercial Loan Portfolio and Regulatory Issues

      At June 30, 2017, 97% of the $306 million commercial loan portfolio consists of participations in syndicated transactions, compared to 96% at June 30, 2016, with approximately 62% characterized as “leveraged loans” under guidance promulgated by federal bank regulators, down from 79% under such guidance at June 30, 2016. At June 30, 2017, approximately 23% of the syndicated loan portfolio is rated investment grade (Baa3 or higher) by Moody's Investors Service compared to 24% of the syndicated loan portfolio at June 30, 2016, while approximately 9% relates to companies that are rated lower than Ba, down from 12% at June 30, 2016. Only one loan is rated less than pass by the Company at June 30, 2017. There were 59 different credits in the syndicated loan portfolio at June 30, 2017, down from 72 at March 31, 2017, 52 of which are publicly traded companies. These public companies make up 90% of the Company’s syndicated loan portfolio at June 30, 2017 and had estimated average equity market capitalization of $7.9 billion.

      Throughout the fourth quarter, the Bank worked to manage the reduction in the loan portfolio to a comparable decline in deposits. Since March, the Bank’s rates offered on deposits, particularly certificates of deposits (“CD”s), have been kept at very low levels. As a result, during the fourth quarter CDs declined by 22% and overall deposits declined by 26% and the Company was able to lower excess liquidity by 14% despite the continued loan reductions.

      In May 2017, CalFirst Bank filed an appeal of the regulatory restrictions placed on its ability to originate loans, but the matter has not come to a conclusion, and management cannot predict when or if it will be successful in its appeal, or what the conditions of any relief might be. At this time, regulatory restrictions on the Bank’s ability to originate syndicated commercial loans continue to be in place, and this restriction continues to have an adverse effect on the ability of the Company to grow its business and net interest income. The Board of Directors continues to evaluate all options available that might serve the best interests of its shareholders.

      California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

      This release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the impact of regulatory restrictions on the Company's business, estimated bookings, credit quality and the impact of general economic conditions and interest rates on our earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2016 Annual Report on Form 10-K and the 2017 quarterly reports on Form 10-Q.

      CONTACT:

      S. Leslie Jewett

      ljewett@calfirstbancorp.com

      CALIFORNIA FIRST NATIONAL BANCORP

      Consolidated Statements of Earnings

      (000's except per share data)

	Three months ended			Twelve months ended
	June 30,		Percent	June 30,		Percent
	2017	2016	Change	2017	2016	Change

Finance & loan income	$5,401	$7,422	(27.2)%	$26,234	$25,471	3.0%
Investment interest income	899	622	44.5%	3,014	2,230	35.2%
Total interest income	6,300	8,044	(21.7)%	29,248	27,701	5.6%

Interest expense on deposits & borrowings	1,497	1,863	(19.6)%	7,229	6,210	16.4%

Net interest income	4,803	6,181	(22.3)%	22,019	21,491	2.5%
Provision for credit losses	(650)	200	(425.0)%	250	1,475	(83.1)%
Net interest income after provision for credit losses	5,453	5,981	(8.8)%	21,769	20,016	8.8%

Non-interest income
Operating & sales-type lease income	921	780	18.1%	2,716	1,146	137.0%
Gain on sale of leases, loans & leased property	312	1,933	(83.9)%	4,336	3,497	24.0%
Gain on sale of investment securities	-	-	0.0%	-	23	(100.0)%
Other fee income	110	71	54.9%	387	220	75.9%
Total non-interest income	1,343	2,784	(51.8)%	7,439	4,886	52.3%

Non-interest expenses
Compensation & employee benefits	1,926	1,674	15.1%	7,485	7,254	3.2%
Occupancy	173	173	0.0%	695	685	1.5%
Professional and IT services	290	290	0.0%	1,060	1,117	(5.1)%
FDIC and regulatory fees	117	148	(20.9)%	507	534	(5.1)%
Repossessed assets	(123)	200	(161.5)%	(121)	397	(130.5)%
Other general & administrative	235	221	6.3%	858	847	1.3%
Total non-interest expenses	2,618	2,706	(3.3)%	10,484	10,834	(3.2)%

Earnings before income taxes	4,178	6,059	(31.1)%	18,724	14,068	33.1%

Income taxes	1,714	2,305	(25.6)%	7,601	5,420	40.2%

Net earnings	$2,464	$3,754	(34.4)%	$11,123	$8,648	28.6%

Basic earnings per common share	$0.24	$0.37	(34.4)%	$1.08	$0.83	30.1%
Diluted earnings per common share	$0.24	$0.37	(34.4)%	$1.08	$0.83	30.1%

Weighted average common shares outstanding	10,280	10,280		10,280	10,399
Diluted number common shares outstanding	10,279	10,280		10,280	10,399

      CALIFORNIA FIRST NATIONAL BANCORP

      Consolidated Balance Sheets

      (000’s)

	June 30,	December 31,	Percent	June 30,	Percent
	2017	2016	Change	2016	Change
ASSETS
Cash and short term investments	$96,055	$91,071	5.5%	$105,094	(8.6)%
Investment securities	99,790	93,995	6.2%	99,801	0.0%
Net receivables	840	1,463	(42.6)%	1,333	(37.0)%
Property for transactions in process	17,101	34,388	(50.3)%	30,932	(44.7)%
Net investment in leases	190,798	202,221	(5.6)%	237,674	(19.7)%
Commercial loans	306,009	450,167	(32.0)%	403,736	(24.2)%
Income tax receivable	1,088	98		121	799.2%
Other assets	3,625	5,100	(28.9)%	5,036	(28.0)%
Discounted lease rentals assigned to lenders	279	1,841	(84.8)%	4,449	(93.7)%
	$715,585	$880,344	(18.7)%	$888,176	(19.4)%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,087	$2,166	(49.8)%	$1,697	(35.9)%
Deferred income taxes, net	5,569	7,997	(30.4)%	12,674	(56.1)%
Deposits	468,634	633,112	(26.0)%	633,147	(26.0)%
Borrowings	40,000	40,000	0.0%	40,000	0.0%
Other liabilities	3,882	4,224	(8.1)%	5,187	(25.2)%
Non-recourse debt	279	1,841	(84.8)%	4,449	(93.7)%
Total liabilities	519,451	689,340	(24.6)%	697,154	(25.5)%
Stockholders' Equity	196,134	191,004	2.7%	191,022	2.7%
	$715,585	$880,344	(18.7)%	$888,176	(19.4)%